Exhibit 5.1

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, California 90017

April 27, 2016

Red Rock Resorts, Inc.

1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

Ladies and Gentlemen:

We have acted as special counsel to Red Rock Resorts, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on April 26, 2016.  You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration of up to 11,585,479 shares of the Company’s Class A Common Stock, par value, $0.01 per share (the “Shares”), and options and rights to acquire Shares issuable under the Red Rock Resorts, Inc. 2016 Equity Incentive Plan (the “Plan”).

In rendering the opinions expressed below, we have examined the General Corporation Law of the State of Delaware (the “DGCL”), the Registration Statement, the Plan, the forms of award agreements relating to awards of Shares under the Plan (the “Agreements”) and Company records, certificates, agreements and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to all questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates or comparable documents of officers and representatives of the Company and public officials and statements and representations contained in the Registration Statement, the Plan and other documents as we have deemed necessary.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized and, when issued and delivered upon receipt of all amounts that a Plan participant is required to pay to purchase the Shares, which consideration shall constitute lawful consideration under Delaware law, each in accordance with the Plan and any applicable Agreement, the Shares will have been legally and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to matters involving the federal laws of the United States of America and the DGCL and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP

KJB/DRC